Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

From:   Christy Stoner

Uwharrie Capital Corp

704-991-1138

Date: May 6, 2011

Albemarle- Uwharrie Capital Corp and its subsidiary banks: Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported consolidated total assets of $528.2 million at March 31, 2011 versus $535.4 million at December 31, 2010. Net income for the three month period ended March 31, 2011 was $209 thousand versus $539 thousand for the same period in 2010. The decline was attributable to additional provisions to the allowance for loan loss that were partially offset by gains realized from the investment portfolio. Management realized these gains as part of the process to shorten the average life of the investment portfolio. For each of the three months ended March 31, 2011 and March 31, 2010, net income available to shareholders was $48 thousand and $378 thousand respectively. Net income available to shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank and Trust, Cabarrus Bank and Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704)-982-4415.

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